                                                  FILED PURSUANT TO RULE 424(B)3
                                       REGISTRATION STATEMENT FILE NO. 333-39891

PROSPECTUS SUPPLEMENT DATED JANUARY 29, 1998
(To Prospectus dated November 21, 1997)

                            ------------------------

                                     [LOGO]

                        1,301,419 Shares of Common Stock

                            ------------------------

    This Prospectus Supplement, together with the Prospectus, is to be used by certain holders of the above-referenced securities or by their nominees, transferees, pledgees, donees or successors in connection with the offer and sale of the above-referenced securities. Unless otherwise specified herein, capitalized terms shall have the meanings ascribed to them in the Prospectus.

    The section entitled "Management" beginning on page 35 of the Prospectus is hereby amended to reflect the following additions and changes:

           On January 20, 1997, Alan H. Hunt resigned as President, Chief Executive Officer a director of the Company. Stephen Gardner was promoted to Executive Vice President from his position as the Company's Vice President, Strategic Acquisitions, and assumed the role of acting Chief Executive Officer. In addition, Douglas F. Garn resigned as Vice President, North American Sales. Douglas S. Powanda, was promoted to Vice President, Worldwide Sales from his position as the Company's Vice President, International Sales, and Frederic B. Luddy was appointed Vice President, North American Research and Development, and Chief Technology Officer. See Mr. Luddy's biographical description below.

           FREDERIC B. LUDDY has served as the Company's Vice President, North American Research and Development, and Chief Technology Officer since January 1998. Mr. Luddy has been with the Company since April 1990 serving as Chief Architect for SERVICECENTER from October 1995 until January 1998 and as a Product Author prior to that time.

    The section entitled "Principal and Selling Stockholders" beginning on page 47 of the Prospectus is hereby amended to reflect the following additions and changes:

       The number of shares of Common Stock beneficially owned by the Company's current executive officers and directors as a group (taking into consideration the resignations of Messrs. Hunt and Garn and the appointment of Mr. Luddy described above) is 11,140,576 shares or approximately 66.3% of the outstanding shares of the Company as of September 30, 1997. Such share figure includes 710,022 shares of Common Stock issuable upon exercise of outstanding stock options which were exercisable or became exercisable within 60 days of September 30, 1997.